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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in this Registration Statement of Kratos Defense & Security Solutions, Inc. on Form S-4 of our report dated March 24, 2010 on the financial statements of Gichner Holdings, Inc. and Subsidiaries as of and for the periods ending December 31, 2009 and 2008 and our report dated April 4, 2008 on the financial statements of Gichner Holdings, Inc. and Subsidiaries as of and for the period ending December 31, 2007, each of which appears in the Current Report on Form 8-K dated May 19, 2010 of Kratos Defense & Security Solutions, Inc. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Plante & Moran, PLLC

Cleveland, Ohio
June 28, 2010

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  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm